Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” to the Registration Statement Form S-1 filed with the SEC on February 05, 2010 and to the incorporation by reference therein of our report dated March 20, 2008, relating to the consolidated balance sheets of China Carbon Graphite Group, Inc and Subsidiaries (the "Company"), as of December 31, 2007, and the related statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended, appearing in the Prospectus, which is a part of such statement.

/s/Bernstein & Pinchuk LLP

New York, NY
February 05, 2010